EXHIBIT 99.1

PRESS RELEASE
NOBLE CORPORATION PLC ANNOUNCES FIRST QUARTER 2026 RESULTS
•Approximately $565 million in new contract value since the January fleet status report, including 3-year extension for the Noble Courage and 5-well contract for the Noble Deliverer; backlog stands at $7.5 billion.
•$0.50 per share cash dividend declared for Q2, maintaining consistent return of capital program.
•Q1 Net Income of $121 million, Diluted Earnings per Share of $0.75, Adjusted Diluted Earnings per Share of $0.26, Adjusted EBITDA of $277 million, net cash provided by operating activities of $273 million, and Free Cash Flow of $169 million.
•Full Year 2026 Guidance for Revenue and Adjusted EBITDA maintained, 2026 capital expenditures guidance increased by $25 million due to the reactivation of the Noble Deliverer.
HOUSTON, TEXAS, April 26, 2026 - Noble Corporation plc (NYSE: NE, “Noble” or the “Company”) today reported first quarter 2026 results.

	Three Months Ended
(in millions, except per share amounts)	March 31, 2026	March 31, 2025	December 31, 2025
Total Revenue	$786	$874	$764
Contract Drilling Services Revenue	743	832	705
Net Income (Loss)	121	108	87
Adjusted EBITDA*	277	338	232
Adjusted Net Income (Loss)*	41	42	14
Basic Earnings (Loss) Per Share	0.76	0.68	0.55
Diluted Earnings (Loss) Per Share	0.75	0.67	0.54
Adjusted Diluted Earnings (Loss) Per Share*	0.26	0.26	0.09

* A Non-GAAP supporting schedule is included with the statements and schedules in this press release.
Robert W. Eifler, President and Chief Executive Officer of Noble, stated, “We commenced 2026 with solid operational and financial results. Commercial momentum remains brisk, highlighted by the Noble Courage’s three year extension with Petrobras and the Noble Deliverer’s five-well program with Woodside. We remain intensely focused on project execution, with several important contract commencements scheduled over the course of this year, each of which is progressing well.”
First Quarter Results
Contract drilling services revenue for the first quarter of 2026 totaled $743 million compared to $705 million in the prior quarter, with the sequential increase driven primarily by improved fleet utilization. Utilization of the 29 marketed rigs was 68% in the first quarter of 2026 compared to 64% for the same rigs in the prior quarter. Contract drilling services costs for the first quarter were $450 million, down from $471 million in the prior quarter. Net income (loss) increased to $121 million in the first quarter of 2026, up from $87 million in the prior quarter, and Adjusted EBITDA increased to $277 million in the first quarter of 2026, up from $232 million in the prior quarter. Net cash provided by operating activities in the first quarter of 2026 was $273 million, capital expenditures were $104 million, and free cash flow (non-GAAP) was $169 million. Additionally, net disposal proceeds during the quarter totaled $206 million, representing the cash consideration received from the previously announced sale of five jackups to Borr Drilling.
Balance Sheet & Capital Allocation
The Company's balance sheet as of March 31, 2026, reflected total debt principal value of $1.9 billion and cash (and cash equivalents) of $663 million. The Company redeemed $55 million principal amount of the 8.5% senior secured notes due 2030 during the first quarter. Additionally, the Company completed the lease buy-out on the first two (of four total) Blackships BOP systems for $36.5 million during the first quarter. The buy-out of the remaining two BOP systems is expected to occur later in 2026 for $36.5 million. In total, the lease buy-out for all four systems is expected to cost $73 million.
On April 26, 2026, Noble’s Board of Directors approved an interim quarterly cash dividend on our ordinary shares of $0.50 per share for the second quarter of 2026. The $0.50 per share dividend is expected to be paid on June 25, 2026, to shareholders of record at close of business on June 4, 2026. Future quarterly dividends and other shareholder returns will be subject to, amongst other things, approval by the Board of Directors.
Operating Highlights and Backlog
Noble's fleet of 24 marketed floaters was 68% contracted during the first quarter compared with 62% in the prior quarter. Recent contract awards since last quarter have added approximately 5 rig years of new floater backlog. Recent dayrate fixtures for Tier-1 drillships have increased moderately to the low-to-mid $400,000s. Utilization of Noble's five ultra harsh jackups was 66% in the first quarter versus 72% during the prior quarter.
Subsequent to last quarter’s earnings press release, new contracts with a total contract value of approximately $565 million include the following:
•Noble Courage was extended by Petrobras for an additional 1,115 days, extending through December 2030, for a net incremental backlog addition of $339 million. The dayrate from April 2026 through December 2027 has been reduced from $290,100 to $280,000, followed by the 1,115 days extension at $309,500 per day.
•Noble Deliverer was awarded a 5-well contract with Woodside in Australia. The contract, valued at $121 million excluding additional services and potential upgrades, is anticipated to commence in Q2 or Q3 2027 and includes options for up to two additional wells.
•Noble Developer received a one-well contract from ExxonMobil in Guyana at a dayrate of $375,000. This contract is scheduled to commence in early 2027 in direct continuation of the rig’s current program.
•Noble BlackRhino had an option well exercised by Beacon in the U.S. Gulf which commenced recently in April.
•Noble Venturer received a one-well contract with Planet One in Ghana, at a dayrate of $430,000, expected to commence in late 2026; plus two unpriced option wells.
•Noble Viking has secured a one-well contract in Malaysia in direct continuation of existing backlog.
Backlog as of April 27, 2026, stands at $7.5 billion. Backlog excludes mobilization and demobilization revenue.
Outlook
For the full year 2026, previous guidance is maintained for Revenue ($2,800-$3,000 million) and Adjusted EBITDA ($940-$1,020 million), while guidance for capital expenditures is increased to $615-$665 million (previously $590-$640 million) due to the Noble Deliverer’s reactivation.

Commenting on Noble’s outlook, Mr. Eifler stated, “With tightening floater fundamentals, the trajectory for dayrates, contract duration and earnings visibility is improving. We continue to anticipate a meaningful financial inflection next year supported by existing backlog and a robust bidding pipeline. Against this backdrop, Noble will continue to prioritize our leading shareholder return program.”
Due to the forward-looking nature of Adjusted EBITDA and Capital Expenditures (net of reimbursements), management cannot reliably predict certain of the necessary components of the most directly comparable forward-looking GAAP measure, net income, and capital expenditures, respectively. Accordingly, the Company is unable to present a quantitative reconciliation of such forward-looking non-GAAP financial measure to the most directly comparable forward-looking GAAP financial measure without unreasonable effort. The unavailable information could have a significant effect on Noble’s full year 2026 GAAP financial results.
Conference Call
Noble will host a conference call related to its first quarter 2026 results on Monday, April 27, 2026, at 8:00 a.m. U.S. Central Time. Interested parties may dial +1 800-715-9871 and refer to conference ID 31391 approximately 15 minutes prior to the scheduled start time. Additionally, a live webcast link will be available on the Investor Relations section of the Company’s website. A webcast replay will be accessible for a limited time following the call.
Contact Noble Corporation plc
Ian Macpherson
Vice President - Investor Relations
+1 713-239-6019
imacpherson@noblecorp.com
About Noble Corporation plc
Noble is a leading offshore drilling contractor for the oil and gas industry. The Company owns and operates one of the most modern, versatile, and technically advanced fleets in the offshore drilling industry. Noble and its predecessors have been engaged in the contract drilling of oil and gas wells since 1921. Noble performs, through its subsidiaries, contract drilling services with a fleet of offshore drilling units focused largely on ultra-deepwater and high specification jackup drilling opportunities in both established and emerging regions worldwide. Additional information on Noble is available at www.noblecorp.com.
Forward-looking Statements
This communication includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, as amended. All statements other than statements of historical facts included in this communication are forward looking statements, including, but not limited to, those regarding future guidance, including revenue, earnings and earnings per share, EBITDA and adjusted EBITDA, margins, leverage, operating results, project status, expenses, tax rates and deferred taxes, the offshore drilling market and demand fundamentals, costs, amount, effect or timing of cost savings, debt, the benefits or results of asset dispositions, cash flows and free cash flow expectations, capital expenditures and capital allocations expectations, including planned dividends and share repurchases, contract backlog, including projections for the achievement of revenue associated with performance, rig demand, contract awards and expected future contracts, options or extensions on existing contracts, anticipated contract start dates, major project schedules, dayrates and duration, customer actions, needs and the general customer landscape, projections, strategies and objectives of management for current or future operations and business, any asset sales or the retirement of rigs, access to capital, fleet condition, utilization and strategy, timing and amount of insurance recoveries, current or future market outlook and current or future economic trends or events and their impact on the Company, 2026 financial guidance and any statements or descriptions of assumptions underlying any of the above. Forward-looking statements involve risks, uncertainties and assumptions, and actual results may differ materially from any future results expressed or implied by such forward-looking statements. When used in this communication, or in the documents incorporated by reference, the words “guidance,” “anticipate,” “aim,” “believe,” “continue,” “could,” “estimate,” “expect,” “future,” “goal,” “intend,” “likely,” “likelihood,” “may,” “might,” “on track,” “outlook,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would,” “achieve,” “shall,” “seek,” “strategy,” “target,” “will” and similar expressions are intended to be among the statements that identify forward looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot assure you that such expectations will prove to be correct. These forward-looking statements speak only as of the date of this communication and we undertake no obligation to revise or update any forward-looking statement for any reason, except as required by law. Risks, uncertainties and assumptions that could affect our business, operating results, and financial condition include, but are not limited to, market conditions and changes in customer demand, the level of activity in the oil and gas industry and the offshore contract drilling industry, current and future prices of oil and gas, customer actions and new or substitute customer contracts, realization of our current backlog of contract drilling revenue, operating hazards, natural disasters, seasonal weather events and related damages or liabilities, acts of war, or geopolitical conflict (including the ongoing conflict in the Middle East), risks relating to operations in international locations, upgrades, refurbishment, operation, and maintenance of our rigs and related operational interruptions and delays, sales of drilling units, supplier capacity constraints or shortages, nonperformance by third-parties, suppliers and subcontractors, regulatory changes, the impact of governmental laws and regulations on our costs and the offshore drilling industry, potential impacts, liabilities and costs from pending or potential investigations, claims and tax or other disputes, and other factors, including those detailed in Noble’s most recent Annual Report on Form 10-K, Quarterly Reports Form 10-Q and other filings with the U.S. Securities and Exchange Commission. We cannot control such risk factors and other uncertainties, and in many cases, we cannot predict the risks and uncertainties that could cause our actual results to differ materially from those indicated by the forward-looking statements. You should consider these risks and uncertainties when you are evaluating us. With respect to our capital allocation policy, distributions to shareholders in the form of either dividends or share buybacks are subject to the Board of Directors’ assessment of factors such as business development, growth strategy, current leverage and financing needs. There can be no assurance that a dividend or buyback program will be declared or continued.
Contract Backlog
The duration and timing (including both starting and ending dates) of the customer contracts are estimates only, and customer contracts are subject to cancellation, suspension, delays for a variety of reasons, and for certain customers, reallocation of term among contracted rigs, including some beyond Noble’s control. The contract backlog represents the maximum contract drilling revenues that can be earned when only considering the contractual operating dayrate in effect during the firm contract period. The actual average dayrate will depend upon a number of factors (e.g., rig downtime, suspension of operations, etc.) including some beyond Noble’s control. The dayrates do not include revenue for mobilizations, demobilizations, upgrades, contract preparation, shipyards, or recharges, unless specifically otherwise stated. Dayrates may include revenue associated with performance including, for example, approximately 40% assumed performance revenue realized on a combined basis under certain long-term contracts with Shell (US) and TotalEnergies (Suriname).

NOBLE CORPORATION plc AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2026	2025
Operating revenues
Contract drilling services	$742,553	$832,428
Reimbursables and other	43,137	42,059
	785,690	874,487
Operating costs and expenses
Contract drilling services	450,125	462,099
Reimbursables	30,112	31,784
Depreciation and amortization	137,340	143,137
General and administrative	30,048	35,208
Merger and integration costs	2,615	14,920
(Gain) loss on sale of operating assets, net	(89,858)	—
	560,382	687,148
Operating income (loss)	225,308	187,339
Other income (expense)
Interest expense, net of amounts capitalized	(40,559)	(40,467)
Gain (loss) on extinguishment of debt, net	726	—
Interest income and other, net	8,197	1,837
Income (loss) before income taxes	193,672	148,709
Income tax benefit (provision)	(72,947)	(40,406)
Net income (loss)	$120,725	$108,303
Basic earnings (loss) per share	$0.76	$0.68
Diluted earnings (loss) per share	$0.75	$0.67

NOBLE CORPORATION plc AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31, 2026	December 31, 2025
ASSETS
Current assets
Cash and cash equivalents	$662,650	$471,399
Accounts receivable, net	595,878	589,597
Prepaid expenses and other current assets	176,234	211,286
Total current assets	1,434,762	1,272,282
Property and equipment, at cost	6,778,292	6,639,045
Accumulated depreciation	(1,372,621)	(1,236,222)
Property and equipment, net	5,405,671	5,402,823
Other assets	637,284	854,662
Total assets	$7,477,717	$7,529,767
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$307,596	$298,751
Accrued payroll and related costs	51,800	81,754
Other current liabilities	360,011	379,224
Total current liabilities	719,407	759,729
Long-term debt	1,917,272	1,975,791
Other liabilities	253,379	245,397
Total liabilities	2,890,058	2,980,917
Commitments and contingencies
Total shareholders’ equity	4,587,659	4,548,850
Total liabilities and equity	$7,477,717	$7,529,767

NOBLE CORPORATION plc AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2026	2025
Cash flows from operating activities
Net income (loss)	$120,725	$108,303
Adjustments to reconcile net income (loss) to net cash flow from operating activities:
Depreciation and amortization	137,340	143,137
Amortization of intangible assets and contract liabilities, net	—	(7,450)
(Gain) loss on extinguishment of debt, net	(726)	—
(Gain) loss on sale of operating assets, net	(89,858)	—
Other operating activities	105,809	27,070
Net cash provided by (used in) operating activities	273,290	271,060
Cash flows from investing activities
Capital expenditures	(103,853)	(113,536)
Proceeds from insurance claims	—	15,391
Proceeds from disposal of assets, net	206,400	—
Net cash provided by (used in) investing activities	102,547	(98,145)
Cash flows from financing activities
Repayments of debt	(56,650)	—
Warrants exercised	2,569	38
Share repurchases	—	(20,000)
Dividend payments	(83,691)	(81,406)
Withholding tax related to employee stock transactions	(9,670)	(9,073)
Finance lease payments	(41,756)	(6,019)
Net cash provided by (used in) financing activities	(189,198)	(116,460)
Net increase (decrease) in cash, cash equivalents and restricted cash	186,639	56,455
Cash, cash equivalents and restricted cash, beginning of period	479,960	252,279
Cash, cash equivalents and restricted cash, end of period	$666,599	$308,734

NOBLE CORPORATION plc AND SUBSIDIARIES
OPERATIONAL INFORMATION
(Unaudited)

	Average Rig Utilization (1)
	Three Months Ended	Three Months Ended	Three Months Ended
	March 31, 2026	December 31, 2025	March 31, 2025
Floaters	65%	59%	74%
Jackups	78%	68%	74%
Total	69%	62%	74%

	Operating Days
	Three Months Ended	Three Months Ended	Three Months Ended
	March 31, 2026	December 31, 2025	March 31, 2025
Floaters	1,470	1,363	1,800
Jackups	660	689	871
Total	2,130	2,052	2,671

	Average Dayrates
	Three Months Ended	Three Months Ended	Three Months Ended
	March 31, 2026	December 31, 2025	March 31, 2025
Floaters	$422,076	$410,840	$381,161
Jackups	184,807	211,179	159,527
Total	$348,554	$343,777	$308,898
(1) Average Rig Utilization statistics include all marketed and cold stacked rigs.

NOBLE CORPORATION plc AND SUBSIDIARIES
CALCULATION OF BASIC AND DILUTED EARNINGS/(LOSS) PER SHARE
(In thousands, except per share amounts)
(Unaudited)

The following tables presents the computation of basic and diluted earnings (loss) per share:

	Three Months Ended March 31,
	2026	2025
Numerator:
Net income (loss)	$120,725	$108,303
Denominator:
Weighted average shares outstanding - basic	159,219	159,006
Dilutive effect of share-based awards	1,119	2,134
Dilutive effect of warrants	1,241	797
Weighted average shares outstanding - diluted	161,579	161,937
Earnings (loss) per share data:
Basic	$0.76	$0.68
Diluted	$0.75	$0.67

NOBLE CORPORATION plc AND SUBSIDIARIES
NON-GAAP MEASURES AND RECONCILIATION
Certain non-GAAP measures and corresponding reconciliations to GAAP financial measures for the Company have been provided for meaningful comparisons between current results and prior operating periods. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles.
The Company defines “Adjusted EBITDA” as net income (loss) adjusted for interest expense, net of amounts capitalized; interest income and other, net; income tax benefit (provision); and depreciation and amortization expense, as well as, if applicable, gain (loss) on extinguishment of debt, net; losses on economic impairments; amortization of intangible assets and contract liabilities, net; restructuring and similar charges; costs related to mergers and integrations; and certain other infrequent operational events. We believe that the Adjusted EBITDA measure provides greater transparency of our core operating performance. We prepare Adjusted Net Income (Loss) by eliminating from Net Income (Loss) the impact of a number of non-recurring items we do not consider indicative of our on-going performance. We prepare Adjusted Diluted Earnings (Loss) per Share by eliminating from Diluted Earnings (Loss) per Share the impact of a number of non-recurring items we do not consider indicative of our on-going performance. Similar to Adjusted EBITDA, we believe these measures help identify underlying trends that could otherwise be masked by the effect of the non-recurring items we exclude in the measure.
The Company also discloses free cash flow as a non-GAAP liquidity measure. Free cash flow is calculated as Net cash provided by (used in) operating activities less cash paid for capital expenditures. We believe Free Cash Flow is useful to investors because it measures our ability to generate or use cash. Once business needs and obligations are met, this cash can be used to reinvest in the company for future growth or to return to shareholders through dividend payments or share repurchases. We may have certain obligations such as non-discretionary debt service that are not deducted from the measure. Such business needs, obligations, and other non-discretionary expenditures that are not deducted from Free Cash Flow would reduce cash available for other uses including return of capital.
We believe that these non-GAAP financial measures provide useful information about our financial performance, enhance the overall understanding of our past performance and future prospects, and allow for greater transparency with respect to key metrics used by our management team for financial and operational decision-making. We are presenting these non-GAAP financial measures to assist investors in seeing our financial performance through the eyes of management, and because we believe that these measures provide an additional tool for investors to use in comparing our core financial performance over multiple periods with other companies in our industry.
These non-GAAP adjusted measures should be considered in addition to, and not as a substitute for, or superior to, contract drilling revenue, contract drilling costs, contract drilling margin, average daily revenue, operating income, cash flows from operations, or other measures of financial performance prepared in accordance with GAAP. Please see the following non-GAAP Financial Measures and Reconciliations for a complete description of the adjustments.

NOBLE CORPORATION plc AND SUBSIDIARIES
NON-GAAP MEASURES AND RECONCILIATION
(In thousands, except per share amounts)
(Unaudited)

Reconciliation of Adjusted EBITDA
	Three Months Ended March 31,		Three Months Ended
	2026	2025	December 31, 2025
Net income (loss)	$120,725	$108,303	$86,637
Income tax (benefit) provision	72,947	40,406	(72,848)
Interest expense, net of amounts capitalized	40,559	40,467	41,449
Interest income and other, net	(8,197)	(1,837)	(12,678)
Depreciation and amortization	137,340	143,137	147,987
Amortization of intangible assets and contract liabilities, net	—	(7,450)	—
Costs incurred in connection with contract termination	2,000	—	14,500
(Gain) loss on extinguishment of debt, net	(726)	—	—
Merger and integration costs	2,615	14,920	4,015
(Gain) loss on sale of operating assets, net	(89,858)	—	1,397
Loss on impairment	—	—	21,962
Adjusted EBITDA	$277,405	$337,946	$232,421

Reconciliation of Adjusted Income Tax Benefit (Provision)
	Three Months Ended March 31,		Three Months Ended
	2026	2025	December 31, 2025
Income tax benefit (provision)	$(72,947)	$(40,406)	$72,848
Adjustments
Costs incurred in connection with contract termination	(420)	—	(2,231)
Gain (loss) on sale of operating assets, net	23,504	—	—
Discrete tax items	(16,621)	(73,295)	(111,897)
Total adjustments	6,463	(73,295)	(114,128)
Adjusted income tax benefit (provision)	$(66,484)	$(113,701)	$(41,280)

NOBLE CORPORATION plc AND SUBSIDIARIES
NON-GAAP MEASURES AND RECONCILIATION
(In thousands, except per share amounts)
(Unaudited)

Reconciliation of Adjusted Net Income (Loss)
	Three Months Ended March 31,		Three Months Ended
	2026	2025	December 31, 2025
Net income (loss)	$120,725	$108,303	$86,637
Adjustments
Amortization of intangible assets and contract liabilities, net	—	(7,450)	—
Merger and integration costs	2,615	14,920	4,015
(Gain) loss on sale of operating assets, net	(66,354)	—	1,397
Loss on impairment	—	—	21,962
Costs incurred in connection with contract termination, net	1,580	—	12,269
(Gain) loss on extinguishment of debt, net	(726)	—	—
Discrete tax items	(16,621)	(73,295)	(111,897)
Total adjustments	(79,506)	(65,825)	(72,254)
Adjusted net income (loss)	$41,219	$42,478	$14,383

Reconciliation of Adjusted Diluted EPS
	Three Months Ended March 31,		Three Months Ended
	2026	2025	December 31, 2025
Unadjusted diluted EPS	$0.75	$0.67	$0.54
Adjustments
Amortization of intangible assets and contract liabilities, net	—	(0.05)	—
Merger and integration costs	0.02	0.09	0.02
(Gain) loss on sale of operating assets, net	(0.42)	—	0.01
Loss on impairment	—	—	0.14
Costs incurred in connection with contract termination, net	0.01	—	0.08
Discrete tax items	(0.10)	(0.45)	(0.70)
Total adjustments	(0.49)	(0.41)	(0.45)
Adjusted diluted EPS	$0.26	$0.26	$0.09

Reconciliation of Free Cash Flow and Capital Expenditures, net of Proceeds from Insurance Claims
	Three Months Ended March 31,		Three Months Ended
	2026	2025	December 31, 2025
Net cash provided by (used in) operating activities	$273,290	$271,060	$187,125
Capital expenditures	(103,853)	(113,536)	(151,747)
Proceeds from insurance claims	—	15,391	53
Free cash flow	$169,437	$172,915	$35,431